As filed with the Securities and Exchange Commission on August 26, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL TRUCKLOAD SERVICES, INC.

(Exact name of registrant as specified in its charter)

Michigan	38-3640097
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

12755 E. Nine Mile Road, Warren, Michigan	48089
(Address of registrant’s principal executive offices)	(Zip Code)

UNIVERSAL TRUCKLOAD SERVICES, INC. 2004 STOCK INCENTIVE PLAN

UNIVERSAL TRUCKLOAD SERVICES, INC. 2014 AMENDED AND RESTATED

STOCK INCENTIVE PLAN

(Full title of the plan)

H. E. “Scott” Wolfe

Chief Executive Officer

Universal Truckload Services, Inc.

12755 E. Nine Mile Road

Warren, Michigan 48089

(586) 920-0100

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

C. Douglas Buford, Jr., Esq.

Courtney C. Crouch, III, Esq.

Mitchell, Williams, Selig, Gates &

Woodyard, P.L.L.C.

425 West Capitol Avenue, Suite 1800

Little Rock, Arkansas 72201

Telephone: (501) 688-8822

Facsimile: (501) 918-7822

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, no par value
Outstanding Award Shares (1)(3)	106,885	N/A	N/A	N/A
Remaining Shares (2)(3)	316,880	N/A	N/A	N/A
Total	423,765(4)	N/A	N/A	N/A

(1)	The Outstanding Award Shares are shares of common stock of Universal Truckload Services, Inc. (the “Company”) that are subject to outstanding awards granted under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”) as of June 3, 2014. On June 3, 2014, the Company’s shareholders approved the adoption of the 2014 Amended and Restated Stock Incentive Plan (the “Plan”), which replaced the 2004 Plan. Pursuant to Section 4(b) of the Plan, the Outstanding Award Shares will revert to and again become available for issuance under the Plan if for any reason the awards to which they are subject expire or otherwise terminate without having been exercised or redeemed in full, are reacquired or repurchased at cost by the Company prior to vesting, or are redeemed by payment in cash rather than shares of common stock.
(2)	The Remaining Shares are shares of common stock of the Company that were previously registered by the Company and available for grant under the 2004 Plan but were not subject to outstanding awards as of June 3, 2014, and are now available for grant under the Plan.
(3)	The Outstanding Award Shares and the Remaining Shares are referred to as the “Carried Forward Shares”. The Carried Forward Shares were previously registered by the Company under a registration statement on Form S-8 filed on March 17, 2005 (File No. 333-123385) and the Company paid the required fee. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Company has carried forward the registration fee for the Carried Forward Shares. The Company has concurrently filed Post-Effective Amendment No. 1 to the registration statement on Form S-8 filed on March 17, 2005 (File No. 333-123385) deregistering the Carried Forward Shares under the 2004 Plan.
(4)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares that may be offered or issued to adjust for an increase in the number of issued shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by the Company.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Not filed as part of this registration statement pursuant to the Note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933 (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not filed as part of this registration statement pursuant to Note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Universal Truckload Services, Inc. (the “Company,” “we” or “our”) incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1) Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 14, 2014.

(2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 29, 2014, filed with the Commission on May 8, 2014 and August 6, 2014, respectively.

(3) Our Current Reports on Form 8-K, filed with the Commission on March 24, 2014, April 28, 2014, May 2, 2014, June 6, 2014 and June 30, 2014, respectively; Item 8.01 of our Current Reports on Form 8-K, filed with the Commission on February 20, 2014, April 24, 2014, and July 24, 2014, respectively; and our Current Report on Form 8-K/A, filed with the Commission on February 7, 2014.

(4) The description of our common stock included in our registration statement on Form 8-A filed with the Commission on February 1, 2005, including any amendments or reports filed for the purpose of updating the description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statements contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

                Sections 561 through 571 of the MBCA authorize indemnification of directors and officers of Michigan corporations. Our Articles of Incorporation require us to indemnify directors and officers to the fullest extent permitted by Michigan law. Our Bylaws permit us to indemnify directors and officers against expenses, attorneys’ fees, judgments, penalties, fines and settlements reasonably incurred in connection with any threatened, pending or completed action or proceeding brought by a third party so long as the director or officer acted in good faith and in a manner reasonably believed not to be opposed to our best interests or, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Indemnification includes civil, criminal, administrative or investigative proceedings and service at our request as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not. The Bylaws also allow us to indemnify directors and officers against expenses and attorneys’ fees related to any threatened, pending or completed action brought by or in the right of the Company so long as the director acted in good faith and in a manner reasonably believed not to be opposed to our best interests. The Bylaws require us to indemnify officers and directors whose defense on the merits or otherwise has been successful; however, no indemnification is allowed as to any claim where the director or officer is judged to be liable to us in the performance of his or her duties to us unless such indemnification is specifically approved by the court in which such action was brought.

Although our Bylaws permit indemnification in the situations described above, each request for indemnification must be individually authorized by (1) the board by a majority of a quorum consisting of directors who were not parties or threatened to be made parties to the action or proceeding, (2) independent legal counsel in a written opinion if such quorum is not obtainable or (3) our shareholders. To the extent that a director or officer is successful on the merits or otherwise in defense of any action, suit or proceeding, our Bylaws dictate that he or she must be indemnified against expenses actually and reasonably incurred. The Bylaws also provide that indemnification is a contractual right between the Company and the officer or director that is not adversely affected by a repeal of the Bylaw indemnification provisions.

Our board of directors has approved, and we have entered into, indemnification agreements with certain of our directors and elected officers which provide for indemnification against expenses incurred in connection with, as well as judgments, fines and amounts paid in settlement resulting from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at our request as a director, trustee, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, so long as such amounts have been actually and reasonably incurred by the indemnitee.

Section 567 of the MBCA and our Bylaws authorize us to purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of us or who serves at the request of us as a director, officer, employee or agent of a nonprofit or for profit foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether or not we would have the power to indemnify him or her under the Bylaws or the laws of the State of Michigan. We maintain a directors’ and officers’ insurance policy, which insures directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers.

In addition, we entered into an Amended and Restated Registration Rights Agreement dated July 25, 2012, with Matthew T. Moroun, the Manuel J. Moroun Revocable Trust U/A, dated March 24, 1977, as amended and restated on December 22, 2004, and the MJ Moroun 2012 Annuity Trust, dated April 30, 2012. This agreement provides for indemnification by the Company of the Morouns for certain liabilities arising under the Securities Act and otherwise in connection with any registration of shares of our common stock pursuant to the agreement.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant, in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Warren, Michigan, on August 26, 2014.

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:	/s/ H. E. “Scott” Wolfe
H. E. “Scott” Wolfe
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. E. “Scott” Wolfe and David A. Crittenden, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Matthew T. Moroun	Chairman of the Board	August 26, 2014
Matthew T. Moroun

/s/ H. E. “Scott” Wolfe	Chief Executive Officer and Director	August 26, 2014
H. E. “Scott” Wolfe	(Principal Executive Officer)

/s/ Donald B. Cochran	President and Director	August 26, 2014
Donald B. Cochran

/s/ David A. Crittenden	Chief Financial Officer and Treasurer	August 26, 2014
David A. Crittenden	(Principal Financial and Accounting Officer)

/s/ Manuel J. Moroun	Director	August 26, 2014
Manuel J. Moroun

/s/ Frederick P. Calderone	Director	August 26, 2014
Frederick P. Calderone

/s/ Joseph J. Casaroll	Director	August 26, 2014
Joseph J. Casaroll

/s/ Daniel J. Deane	Director	August 26, 2014
Daniel J. Deane

/s/ Michael A. Regan	Director	August 26, 2014
Michael A. Regan

/s/ Daniel C. Sullivan	Director	August 26, 2014
Daniel C. Sullivan

/s/ Richard P. Urban	Director	August 26, 2014
Richard P. Urban

/s/ Ted B. Wahby	Director	August 26, 2014
Ted B. Wahby

EXHIBIT INDEX

Exhibit Number		Description

4.1	—	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on November 15, 2004 (Commission File No. 333-120510))

4.2	—	Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 3(i)-1 and 3(i)-2 to the Company’s Current Report on Form 8-K filed on November 1, 2012 (Commission File No. 000-51142))

4.3	—	Amended and Restated Bylaws, as amended effective April 22, 2009 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 24, 2009 (Commission File No. 000-51142))

4.4	—	Amended and Restated Registration Rights Agreement, dated as of July 25, 2012, among Company, Matthew T. Moroun, the Manuel J. Moroun Revocable Trust U/A March 24, 1977, as amended and restated on December 22, 2004 and the M.J. Moroun 2012 Annuity Trust dated April 30, 2012 ((Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 26, 2012 (Commission File No. 000-51142))

5.1	—	Opinion of Bodman PLC

23.1	—	Consent of BDO USA LLP, independent registered public accounting firm

23.2	—	Consent of KPMG LLP, independent registered public accounting firm

23.3	—	Consent of Grant Thornton LLP, independent registered public accounting firm

23.4	—	Consent of Mountjoy Chilton Medley LLP, independent registered public accounting firm

23.5	—	Consent of Bodman PLC (included in Exhibit 5.1)

24.1	—	Power of Attorney (on signature page)

99.1	—	Universal Truckload Services, Inc. 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on January 7, 2005 (Commission File No. 333-120510))

99.2	—	Universal Truckload Services, Inc. 2014 Amended and Restated Stock Incentive Plan (Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2014 (Commission File No. 000-51142))